Exhibit 99.1

www.interclick.com NASDAQ: ICLK
New York 646 395 1812 P 11 West 19 th Street 10th floor New York, NY 10011	Chicago 100 W Kinzie Street Suite 275 Chicago, IL 60654	San Franciso 111 Pine Street Suite 1620 San Francisco, CA 94111	Los Angeles 3000 Ocean Park Blvd Suite 1010 Santa Monica , CA 90405	Miami 4800 T-Rex Avenue Suite 120 Boca Raton, FL 33431

interclick Names Keith Kaplan President
and Chief Revenue Officer

New York, November 4, 2011 – interclick, inc. (NASDAQ:ICLK) is pleased to announce the appointment of Keith Kaplan to the newly created position of President and Chief Revenue Officer. Mr. Kaplan will oversee all revenue, sales and marketing activities for interclick.   Mr. Kaplan comes to interclick from Adconion Media Group, where he was president of North American operations, which experienced rapid growth in the US and Canada during Keith’s tenure.  Mr. Kaplan has held several executive level sales positions over the past 12 years at leading digital ad technology companies.

“Bringing on an experienced leader like Keith to our executive team has been an important objective,” said Michael Katz, CEO of interclick.  “Keith is someone I have tremendous respect for both personally and professionally and couldn’t be happier to have him on board”

“interclick is an exciting and dynamic company with a passionate team and great technology.  I look forward to working with the entire interclick team,” said Mr. Kaplan on his appointment.

Today’s announcement follows the announcement on November 1, 2011 by interclick and Yahoo! Inc. (NASDAQ:YHOO) of a definitive agreement for Yahoo! to acquire interclick.

About interclick

interclick (NASDAQ: ICLK) is a technology company which has built the only data-valuation platform for advertisers. Combining its unique technology with analytical expertise and media fulfillment, interclick helps marketers navigate the complex data ecosystem to drive successful online display and video campaigns. The Company’s proprietary data-valuation platform, OSM, is a powerful solution which aggregates and organizes billions of data points from 3rd party providers – delivering actionable consumer insights, scalable audiences and the most effective campaign execution.  For more information, visit http://www.interclick.com.

On November 1, 2011 interclick and Yahoo! announced plans for an acquisition and execution of a definitive merger agreement.  Under the terms of the agreement, Yahoo! will commence an all cash tender offer for all outstanding shares of common stock of interclick at $9.00 per share. The transaction has an estimated total equity value of approximately $270 million. The transaction was unanimously approved by the interclick Board of Directors and all interclick directors and executive officers have entered into agreements with Yahoo! to support the transaction and to tender their shares in the offer. The companies expect the tender offer to close by early 2012. The closing of the tender offer is subject to customary terms and conditions, including the tender of a number of shares which is at least a majority of the total number of outstanding interclick common shares (determined on a fully diluted basis), the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other conditions set forth in the agreement. The agreement also provides for a merger to be completed following the tender offer which would result in all shares not tendered being converted into the right to receive $9.00 in cash.

www.interclick.com NASDAQ: ICLK
New York 646 395 1812 P 11 West 19 th Street 10th floor New York, NY 10011	Chicago 100 W Kinzie Street Suite 275 Chicago, IL 60654	San Franciso 111 Pine Street Suite 1620 San Francisco, CA 94111	Los Angeles 3000 Ocean Park Blvd Suite 1010 Santa Monica , CA 90405	Miami 4800 T-Rex Avenue Suite 120 Boca Raton, FL 33431

Additional Information
The tender offer described in this communication has not yet commenced.  The description contained herein is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of interclick’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase and other related materials that Yahoo!  intends to file with the Securities and Exchange Commission (the “SEC”).  In addition, interclick intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, interclick stockholders will be able to obtain the tender statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement on Schedule 14D-9 and related materials with respect to the offer, free of charge on the SEC’s website at www.sec.gov, from the information agent named in the tender offer materials or from Yahoo!.  A copy of the Solicitation/Recommendation Statement on Schedule 14D-9 will also be available free of charge to all interclick stockholders by contacting interclick at 11 West 19th Street, 10th floor, New York, NY 10011, Attention: Corporate Secretary, (646) 722-6260.   interclick’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer.

Forward Looking Statements
This press release contains forward-looking statements concerning the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that the parties believe or anticipate will or may occur in the future.  Risks and uncertainties may cause actual results and benefits of the proposed acquisition to differ materially from management expectations.  Potential risks and uncertainties include, among others:  general economic conditions and conditions affecting the industries in which Yahoo! and interclick operate; the uncertainty of regulatory approval; and the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction  Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Yahoo!’s SEC filings, including Yahoo!’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 as well as interclick’s SEC filings, including interclick’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011. These forward-looking statements speak only as of the date of this communication and neither Yahoo! nor interclick assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Contact:
Siobhan Aalders, 212-880-5341 (Media) Ogilvy New York
siobhan.aalders@ogilvy.com;  or
Brett Maas, 646-536-7331 (Investors) Hayden IR
brett@haydenir.com